                                                                     Exhibit 12b


FERRO CORPORATION AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
PER REGULATION S-K 229.503 (ITEM 503)


                                               BEFORE
                                            REALIGNMENT
                                 DECEMBER     DECEMBER     DECEMBER     DECEMBER
                                   1997         1997         1996         1995
                                 --------     --------     --------     --------

Earnings:
 Pre-Tax Income                  104,320      104,320       88,207       80,159
    Extraordinary Charges       (152,790) (1)
 Add: Fixed Charges               19,522       19,522       20,277       21,487
 Less: Preferred Dividend         (4,229)      (4,229)      (4,409)      (4,524)
 Less: Interest Capitalization      (482)        (482)        (555)        (887)
                                 --------     --------     --------     --------

       Total Earnings            (33,659)     119,131      103,520       96,435
                                 ========     ========     ========     ========


Fixed Charges:
 Interest Expense                 12,163       12,163       13,031        15,226
 Interest Capitalization             482          482          555           687
 Preferred Dividend                4,229        4,229        4,409         4,524
 Interest Portion of
  Rental Expense                   2,648        2,648        2,282         1,050
                                 --------     --------     --------     --------

    Total Fixed Charges           19,522       19,522       20,277        21,487
                                 ========     ========     ========     ========


       Total Earnings            (33,659)     119,131      103,520        96,435


Divided By:
  Total Fixed Charges             19,522       19,522       20,277        21,487
                                 --------     --------     --------     --------


            Ratio                  (1.72)        6.10         5.11          4.49


                   (1) Pre-tax effect of realignment charges




Note: Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculations.
        Interest portion of rental expense are conservative estimates based on actual amounts from prior years.
